Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALABAMA NATIONAL BANCORPORATION

RBC CENTURA BANKS, INC.

and

ROYAL BANK OF CANADA

Dated as of

September 5, 2007

i

3.21	Securitizations	29
3.22	Reorganization; Approvals	29
3.23	Opinion	29
3.24	Company Information	29
3.25	Insurance	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

4.1	Corporate Organization	30
4.2	Capitalization	31
4.3	Authority; No Violation	32
4.4	Consents and Approvals	32
4.5	Reports; Regulatory Matters	33
4.6	Financial Statements	34
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	35
4.9	Legal Proceedings	35
4.10	Tax and Taxes; Certain Treasury Regulation Requirements	35
4.11	Compliance with Applicable Law	36
4.12	Reorganization; Approvals	36
4.13	Aggregate Cash Consideration	36
4.14	Parent and Buyer Information	36

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of the Company’s Business Before the Effective Time	37
5.2	Company Forbearances	37
5.3	Parent and Buyer Forbearances	40
5.4	Loan Review	40

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	41
6.2	Access to Information; Confidentiality	42
6.3	Stockholder Approval	43
6.4	Affiliates	44
6.5	Market Listing	44
6.6	Employee Matters	44
6.7	Indemnification; Directors’ and Officers’ Insurance	46
6.8	Additional Agreements	47
6.9	Advice of Changes	47
6.10	No Solicitation	48
6.11	Commercially Reasonable Efforts; Cooperation	51
6.12	Dividends	51

6.13	Takeover Laws and Provisions	51
6.14	No Rights Triggered	51
6.15	Change in Method	52
6.16	Assumption of Trust Preferred Obligations	52
6.17	Certain Tax Matters	52
6.18	SEC Reporting Obligations	53

ARTICLE VII CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	53
7.2	Conditions to Obligations of Buyer and Parent	53
7.3	Conditions to Obligations of the Company	54

ARTICLE VIII TERMINATION AND AMENDMENT

8.1	Termination	55
8.2	Effect of Termination	57
8.3	Fees and Expenses	57
8.4	Amendment	58
8.5	Extension; Waiver	58

ARTICLE IX GENERAL PROVISIONS

9.1	Closing	58
9.2	Standard	59
9.3	Nonsurvival of Representations, Warranties and Agreements	59
9.4	Notices	59
9.5	Interpretation	60
9.6	Counterparts	61
9.7	Entire Agreement; No Other Representations	61
9.8	Governing Law	61
9.9	Publicity	61
9.10	Assignment; Third-Party Beneficiaries	61

EXHIBIT A — FORM OF AFFILIATE LETTER

DEFINED TERM	SECTION
Agreement	Preamble

Alternative Proposal	6.10(a)

Alternative Transaction	6.10(a)

Appraisal Rights	1.4(g)

BHC Act	3.1(b)

Blue Sky	3.4

Buyer	Preamble

Buyer Articles	4.1(b)

Buyer Bylaws	4.1(b)

Buyer Common Stock	1.4(a)

Buyer Disclosure Schedule	Article IV

Buyer Requisite Regulatory Approvals	7.2(d)

Buyer Shares	1.4(f)

Buyer Subsidiary	3.1(c)

Canadian GAAP	3.1(c)

Cash Designated Shares	1.5(a)(ii)(B)

Cash Election	1.4(c)(ii)

Cash Election Shares	1.4(c)(ii)

Certificate	1.4(d)

Change of Recommendation	6.10(d)

Claim	6.7(a)

Closing	9.1

Closing Date	9.1

Code	Recitals

Company	Preamble

Company 401(k) Plan	5.2(b)(ii)

Company Articles	3.1(b)

Company Benefit Plans	3.11(a)

Company Board	3.3(a)

Company Bylaws	3.1(b)

Company Capitalization Date	3.2(a)

Company Common Stock	1.4(b)

Company Contract	3.13(a)

Company Disclosure Schedule	Article III

Company Options	1.6(c)

Company Regulatory Agreement	3.5(b)

Company Requisite Regulatory Approvals	7.3(d)

Company SEC Reports	3.5(c)

Company Stockholder Meeting	6.3(a)

Company Stock Plans	1.6(a)

Company Subsidiary	3.1(c)

Confidentiality Agreement	6.2(c)

Conversion Number	1.4(c)(i)

Covered Employees	6.6(a)

Debentures	6.13

Deferral Plans	1.6(e)

Delaware Certificate of Merger	1.2

Derivative Transactions	3.14(a)

DGCL	1.1

Dissenting Shares	1.4(g)

Dissenting Stockholder	1.4(g)

DPC Common Shares	1.4(b)

Effective Time	1.2

Election	2.1(a)

Election Deadline	2.1(c)

Election Form	2.1(b)

Election Form Record Date	2.1(b)

ERISA	3.11(a)

Exchange Act	3.5(c)

Exchange Agent	2.1(b)

Exchange Agent Agreement	2.1(b)

Exchange Fund	2.2

Executive Officer	3.13(a)

FDIC	3.1(d)

v

Federal Reserve Board	3.4

FMV	1.4(f)

Form S-4	3.4

GAAP	3.1(c)

Governmental Entity	3.4

Guarantee Agreements	6.13

Guarantees	6.13

Holder	2.1

HSR Act	3.4

Indemnified Parties	6.7(a)

Indentures	6.13

Injunction	7.1(d)

Insurance Amount	6.7(c)

Insurance Policies	3.25

Intellectual Property	3.18

Interim SEC Reports	6.18

IRS	3.10(a)

Knowledge	9.5

Leased Properties	3.207

Letter of Transmittal	2.3(a)

Liens	3.2(b)

Loans	3.16(a)

Mailing Date	2.1(b)

Market Price	1.4(c)(iv)

Material Adverse Effect	3.8(a)

Materially Burdensome Regulatory Condition	6.1(b)

Merger	Recitals

Nasdaq Global Select Market	3.4

NCBCA	1.1

Non-Election	2.1(b)

Non-Election Shares	1.4(c)(iii)

North Carolina Articles of Merger	1.2

Notice Period	6.10(d)

NYSE	1.4(c)(iv)

Other Regulatory Approvals	3.4

Owned Properties	3.17

Parent	Preamble

Parent Bylaws	4.1(b)

Parent Capitalization Date	4.2(a)

Parent Certificate of Formation	4.1(b)

Parent Common Stock	1.4(a)

Parent Preferred Stock	4.2(a)

Parent Regulatory Agreement	4.5(b)

Parent SEC Reports	4.5(c)

Parent Stock Exchanges	3.4

Parent Stock Plans	4.2(a)

Parent Subsidiary	3.1(c)

Performance Share Plans	1.6(d)

Permitted Encumbrances	3.17

Per Share Amount	1.4(c)(v)

Per Share Cash Consideration	1.4(c)(ii)

Per Share Merger Consideration	1.4(c)(ii)

Per Share Stock Consideration	1.4(c)(i)

Person	9.5

Policies, Practices and Procedures	3.15(b)

Pricing Period	1.4(c)(iv)

Property Lease	3.20

Proxy Statement	3.4

Real Property	3.17

Related Person	3.13(a)

Representative	2.1(b)

Sarbanes-Oxley Act	3.5(c)

SEC	3.4

Securities Act	3.2(a)

Stock Designated Shares	1.5(a)(i)(B)

Stock Election	1.4(c)(i)

Stock Election Shares	1.4(c)(i)

Subsidiary	3.1(c)

Superior Proposal	6.10(d)

Surviving Corporation	Recitals

Surviving Corporation Bonus Plan	6.6(g)

Takeover Laws	3.2(c)

Tax Return	3.10(c)

Termination Fee	8.3(b)

Total Cash Amount	1.4(c)(iii)

Trust Account Common Shares	1.4(b)

Trust Agreements	6.15

Trustees	6.15

Trust Preferred Securities	6.15

Trusts	6.15

Voting Debt	3.2(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of September 5, 2007 (this “Agreement”), by and among ALABAMA NATIONAL BANCORPORATION, a Delaware corporation (the “Company”), RBC CENTURA BANKS, INC., a North Carolina corporation (“Buyer”) and ROYAL BANK OF CANADA, a Canadian chartered bank (“Parent”).

WITNESSETH:

WHEREAS, the Boards of Directors of the Company, Parent and Buyer have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time the Company shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of the Company shall cease.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Delaware Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware and articles of merger (the “North Carolina Articles of Merger”) that shall be filed with the Secretary of State of the State of North Carolina on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Delaware Certificate of Merger and the North Carolina Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and Section 55-11-06 of the NCBCA.

1.4 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, the Company or the holder of any of the following securities:

(a) Each share of common stock, no par value per share, of Parent (the “Parent Common Stock”), and each share of common stock, no par value per share, of Buyer (the “Buyer Common Stock”), issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, $1.00 par value per share, of the Company issued and outstanding immediately before the Effective Time (the “Company Common Stock”) that are owned, directly or indirectly, by the Company, Parent or Buyer (other than shares of Company Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by the Company, Parent or Buyer in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or Buyer and no other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e), 1.4(g) and 1.5, each share of Company Common Stock, except for shares of Company Common Stock cancelled pursuant to Section 1.4(b) above and except for Dissenting Shares, shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive Parent Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), that fraction of a fully paid and nonassessable share of Parent Common Stock equal to the amount, rounded to the nearest one ten-thousandth (the “Conversion Number”), derived by dividing the Per Share Amount by the Market Price (such fraction of a share of Parent Common Stock to be paid per share of Company Common Stock is referred to as the “Per Share Stock Consideration”) (collectively, the total number of shares of Company Common Stock that elect to be converted into the right to receive Per Share Stock Consideration are referred to as the “Stock Election Shares”);

(ii) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), an amount in cash equal to the Per Share Amount (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”) (collectively, the total number of shares of Company Common Stock that elect to be converted into the right to receive Per Share Cash Consideration are referred to as the “Cash Election Shares”); and any Dissenting Shares shall be deemed to be Cash Election Shares; or

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Parent such Per Share Stock Consideration or from Buyer such Per Share Cash Consideration, each as is determined in accordance with Section 1.5, provided that the total amount of cash (the “Total Cash Amount”) payable under this Section 1.4(c), shall be equal to, as nearly as practicable, but in no event shall exceed the product of (x) the Per Share Amount, (y) 50% and (z) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Dissenting Shares shall be treated as having elected to receive the Per Share Cash Consideration for purposes of calculating the Total Cash Amount. The calculations required by this Section 1.4(c) shall be prepared jointly by Parent and the Company prior to the Closing Date.

(iv) “Market Price” means the volume-weighted average trading price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) as reported by the NYSE Composite Transaction Reporting System for each of the five full consecutive NYSE trading days ending on the trading day immediately before the Closing Date (the “Pricing Period”). The volume-weighted average trading price shall be calculated by dividing the total value of Parent Common Stock traded during the five-day period by the total volume of Parent Common Stock traded during the same period.

(v) “Per Share Amount” means USD $80.00.

(d) All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Per Share Merger Consideration (and, in the case of any fractional shares, cash in lieu thereof), into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e) If, during the Pricing Period, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Conversion Number to ensure that such change or event in no way results in a detriment to the Company’s stockholders.

(f) At the Effective Time, Buyer shall issue to Parent the Buyer Shares in consideration for the issuance by Parent of the Parent Common Stock to the Holders of Company Common Stock.

For the purposes of this Section 1.4(f), the following terms shall have the following meanings:

“Buyer Shares” shall mean fully paid and non-assessable shares of Buyer Common Stock with an aggregate FMV at the Effective Time equal to the aggregate Market Price of the Parent Common Stock issued by Parent to the Company’s Stockholders.

“FMV” shall mean the fair market value of the shares of Buyer Common Stock issued to Parent as determined by a method to be agreed upon between Parent and Buyer, provided that in the event that Buyer and Parent cannot agree on the FMV, such determination shall be made by an investment banking firm to be selected by Buyer and Parent and provided further that in the event Buyer and Parent cannot agree on the selection of an investment banking firm, Buyer and Parent agree that RBC Capital Markets Corporation shall serve in such capacity. Buyer shall pay all expenses related to the investment banking firm. The decision of the investment banking firm shall be final and binding on both Buyer and Parent.

(g) Each outstanding share of Company Common Stock (“Dissenting Shares”) to which a Holder has perfected his or rights granted pursuant to Section 262 of the DGCL (“Appraisal Rights”) shall not be converted into or represent a right to receive the Per Share Merger Consideration hereunder, and the Holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Parent prompt written notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder making such demand being hereinafter called a “Dissenting Stockholder”), and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for Appraisal Rights or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect Appraisal Rights. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Election Deadline, such Holders’ shares of Company Common Stock shall be converted into a right to receive the Per Share Merger Consideration in accordance with the applicable provisions of this Agreement. If such Holder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its Appraisal Rights after the Election Deadline, each share of Company Common Stock of such Holder shall be treated as a Non-Election Share.

1.5 Proration.

(a) Within five business days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares is greater than the Total Cash Amount, then:

(A) each Stock Election Share and Non-Election Share shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline), by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline) that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Total Cash Amount, then:

(A) each Cash Election Share (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline) shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the Non-Election Shares, by a pro rata selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares (other than Dissenting Shares that have not withdrawn or lost their Appraisal Rights prior to the Election Deadline) shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(b) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by the Company and Parent before the Effective Time.

1.6 Stock Options and Other Stock-Based Awards.

(a) Unless otherwise noted, the provisions of this Section 1.6 pertain to all plans sponsored by the Company or a Subsidiary of the Company under which options and other stock-based amounts are awarded, including the plans set forth on Section 1.6(a) of the Company Disclosure Schedule (as defined in Article III), all as amended, and the award agreements thereunder (collectively, the “Company Stock Plans”).

(b) As of the Effective Time, in accordance with the terms of the applicable Company Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Company Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Company Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted to employees or directors of the Company or any of its Subsidiaries under any of the Company Stock Plans that is outstanding immediately before the Effective Time (collectively, the “Company Options”) shall be converted into an amount in cash equal to the Per Share Amount less the exercise price for each such share of Company Common Stock subject to such Company Option immediately before the Effective Time. To the extent necessary, the Company shall use its commercially reasonable efforts to obtain consents of the participants in the Company Stock Plans to such treatment.

(d) With respect to awards of Performance Shares (as defined therein) under the Alabama National BanCorporation Performance Share Plan, as amended and restated, and the Alabama National BanCorporation Performance Share and Deferral Plan for Non-Employee Directors of Affiliate Banks (collectively, the “Performance Share Plans”), as of the Effective Time such Performance Shares shall be converted to cash, and such cash shall be paid out as soon as practicable in accordance with the respective terms of the Performance Share Plans (but in no event later than 10 days after the Effective Time).

(e) At the Effective Time, all deferred amounts held in unit accounts or otherwise pursuant to the Alabama National BanCorporation Deferral of Compensation Plan for Key Employees, the Alabama National BanCorporation Plan for the Deferral

of Compensation for Directors who are not Employees of the Company, the Alabama National BanCorporation Plan for the Deferral of Compensation by Non-Employee Directors of Subsidiary Banks, and the Amended and Restated Performance Share Plan For Certain Directors of Citizens’ and People’s Bank, N.A. (collectively, the “Deferral Plans”), except for deferred amounts as to which the treatment in the Merger is separately agreed to in writing by Buyer and the holder thereof, which amount shall be treated as so agreed, shall be converted into an obligation to pay cash in accordance with the terms of the Deferral Plans. The Company shall use its commercially reasonable efforts to obtain consents of the participants in the Deferral Plans to such treatment.

1.7 Articles of Incorporation of Buyer. At the Effective Time, the Buyer Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Bylaws of Buyer. At the Effective Time, the Buyer Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Board of Directors. At the Effective Time, the directors of the Surviving Corporation shall be comprised of the directors of Buyer.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election Procedures. Each holder of record of shares of Company Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (each, an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Before the Effective Time, Parent shall appoint a bank or trust company mutually agreeable to the Company pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as the Company, Parent and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than 40 business days and no fewer than 26 business days before the anticipated Effective Time or on such earlier date as the Company, Parent and Buyer shall mutually agree (the “Mailing Date”) to each Holder as of five business days before the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such Holder, subject to the allocation and election procedures set forth in this Section 2.1, to (i) elect to receive the Per Share Cash Consideration for all of the shares of Company Common Stock held by such Holder in accordance with Section 1.4(c), (ii) elect to receive the Per Share Stock Consideration for all of such shares in accordance with Section 1.4(c), (iii) elect to receive the Per Share Stock Consideration for a part of such Holder’s Company Common Stock and the Per Share Cash Consideration for the remaining part of such Holder’s Company Common Stock or (iv) indicate that such Holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). A Holder who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. Any shares of Company Common Stock with respect to which the Holder thereof has not, as of the Election Deadline, made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Birmingham, Alabama time, on the day indicated on the Election Form (or such other time and date as Buyer and the Company may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur before the 25th day following the Mailing Date or after the NYSE trading day before the Closing Date. Buyer shall make available as promptly as possible an Election Form to any Holder who requests such Election Form following the initial mailing of the Election Forms and before the Election Deadline. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An Election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. If a Holder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form before the Election Deadline (without later submitting a properly completed Election Form before the Election Deadline), the shares of Company Common Stock held by such Holder shall be designated as Non-Election Shares. Any Holder may revoke or change his or her Election by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or before the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine when any Election, modification or revocation is received and whether any such Election, modification or revocation has been properly made.

2.2 Deposit of Merger Consideration. At or before the Effective Time, (a) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent certificates representing the number of shares of Parent Common Stock sufficient to deliver, and Buyer shall instruct the Exchange Agent to timely deliver, the aggregate Per Share Stock Consideration, and (b) Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent immediately available funds equal to the aggregate Per Share Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (together with the Parent Common Stock deposited pursuant to Section 2.2(a) collectively, the “Exchange Fund”), and Buyer shall instruct the Exchange Agent to timely pay the Per Share Merger Consideration and such cash in lieu of fractional shares in accordance with this Agreement.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of Certificate(s) that immediately before the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be approved by the Company and prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate(s) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a Holder will be entitled to receive promptly after the Effective Time the Per Share Merger Consideration (with the aggregate Per Share Cash Consideration paid to each such holder rounded to the nearest whole cent) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, in addition to the Per Share Merger Consideration, (i) the amount of dividends or other distributions with a record date on or after the Effective

Time theretofore payable with respect to the shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date on or after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the Holder of the Certificate or shall establish to the satisfaction of Buyer that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Buyer) shall be entitled to deduct and withhold from the cash portion of the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any Holder of Company Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately before the Effective Time other than to settle transfers of Company Common Stock that occurred before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange. In lieu of the issuance of any such fractional share, Buyer shall pay to each former Holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Per Share Amount by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest ten thousandth when expressed in decimal form) of Parent Common Stock that such Holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the Holders of Company Common Stock as of the first anniversary of the Effective Time may be paid to Buyer. In such event, any former Holders who have not theretofore complied with this Article II shall thereafter look only to Buyer with respect to the Per Share Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Company, the Exchange Agent or any other person shall be liable to any former Holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Buyer, Parent or the Exchange Agent, the posting by such person of a bond in such amount as Buyer, Parent or Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and dividends payable and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to each of Parent and Buyer in connection with the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of the Company’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8(a)) on the Company, and (iii) materiality shall be measured by taking the Company and its Subsidiaries together as a whole), the Company hereby represents and warrants to Buyer as set forth on the Company Disclosure Schedule and as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Certificate of Incorporation of Alabama National BanCorporation, as amended (the “Company Articles”), and the Bylaws of Alabama National BanCorporation (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer.

(c) Each of the Company’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. Each of the Company’s Subsidiaries is forth on Section 3.1(c) of the Company Disclosure Schedule. The articles of incorporation, bylaws and similar governing documents of each Company Subsidiary, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to any party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), except with respect to Parent or any of its Subsidiaries under Canadian generally accepted accounting principles (“Canadian GAAP”), or that is deemed to be a “subsidiary” of such party under the BHC Act, except with respect to Parent or any of its Subsidiaries under the Bank Act (Canada), and the terms “Company Subsidiary”, “Parent Subsidiary” and “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of the Company, Parent or Buyer, respectively.

(d) The deposit accounts of the Company’s Subsidiaries that are banks are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2 Capitalization.

(a) The authorized capital stock of the Company, as of September 4, 2007 (the “Company Capitalization Date”), consists of 50,000,000 shares of Company Common Stock, of which 20,379,329 shares were issued and outstanding, and 100,000 shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding. As of the Company Capitalization Date, no shares of the Company’s capital stock were reserved for issuance except for shares of Company Common Stock reserved for issuance in connection with stock options and other share equivalents under the Company Stock Plans, of which 670,686 were outstanding as of the Company Capitalization Date. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which its stockholders may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Company Stock Plans as set forth herein, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of the Company’s capital stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company’s capital stock, Voting Debt or other equity securities of the Company. As of the date of this Agreement, and except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth in the Company Stock Plans or as set forth on Section 3.2(a) of the Company Disclosure Schedule, no equity-based awards are outstanding as of the Company Capitalization Date. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, since January 1, 2007 through the date hereof, the Company has not (A) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of the Company other than (1) the issuance of shares of Company Common Stock in connection with the exercise of stock options to purchase Company Common Stock granted under the Company Stock Plans that were outstanding on January 1, 2007 or (2) shares repurchased pursuant to the authority of the Company Board as described in the Company SEC Reports, or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the Company Stock Plans. Each option granted under a Company Stock Plan (1) was granted in compliance with all applicable laws and all the terms and conditions of the Company Stock Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant or the immediately preceding date, (3) has a grant date identical to the date on which the option granted under a Company Stock Plan was actually granted, and (4) qualified for the tax and accounting treatment afforded to such option granted under a Company Stock Plan in the Company’s tax returns and the Company’s financial statements, respectively.

(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”), other than Liens that are not material, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Company Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Company Subsidiary, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

3.3 Authority; No Violation.

(a) The Company has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its stockholders and has directed that this Agreement and the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Buyer) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(c) The Company has taken all action required to be taken by it or any of its Subsidiaries in order to exempt this Agreement and the transactions contemplated hereby from, and each of this Agreement and the transactions contemplated hereby is exempt from, (A) the requirements of any applicable “moratorium,” “control share,” “fair price,” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), and (B) any “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other similar provisions of the Company Articles or Company Bylaws or the constitutive documents of any of the Company Subsidiaries (collectively, “Takeover Provisions”).

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation and the Georgia Department of Banking and Finance and the Office of the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) and approval of such applications and notices, (b) the filing of any required applications, filings or notices with the FDIC and any other U.S. federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (including the SEC) and any Canadian regulatory or self-regulatory authorities or any Canadian courts, administrative agencies or commissions or other Canadian governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the Company Stockholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form F-4 (the “Form F-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form F-4, (d) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of the Nasdaq Global Select Market System (the “Nasdaq Global Select Market”), or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE and the Toronto Stock Exchange (the “Parent Stock Exchanges”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by the Company of this Agreement.

3.5 Reports; Regulatory Matters.

(a) Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with any applicable Governmental Entity including, but not limited to (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or Governmental

Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of the Company or any of its Subsidiaries, or as disclosed in the Company SEC Reports, no Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such proceeding, enforcement action or investigation has been threatened. Except as set forth on Section 3.5(a) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, since January 1, 2005, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, since January 1, 2005, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the Company’s ordinary course of business or as disclosed in the Company SEC Reports).

(b) Except as set forth on Section 3.5(b) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005 a recipient of any supervisory letter from, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity (each item in this sentence, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or to the Company’s knowledge, orally, since January 1, 2005 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. Except as set forth on Section 3.5(b) of the Company Disclosure Schedules, to the knowledge of the Company, there has not been any event or occurrence since January 1, 2005 that would result in a determination that any Company bank Subsidiary is not “well capitalized” or “well managed” as a matter of U.S. federal banking law.

(c) The Company has previously made available to Buyer an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2005 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and before the date of this Agreement (the “Company SEC Reports”). No such Company SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PWC has served as independent registered public accountant for the Company for all periods covered in the Company SEC Reports; such firm has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2007 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

3.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8 Absence of Certain Changes or Events.

(a) Except as disclosed in the Company SEC Reports, since December 31, 2006, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, (C) changes in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, (D) consummation or public disclosure of this Agreement or the transactions contemplated hereby, or (E) the performance by the Company or any of its Subsidiaries of its obligations under this Agreement, provided, further, that in the case of (C) that such changes do not have a demonstrably materially more adverse effect on such party and its Subsidiaries collectively than that experienced by similarly situated banks or bank holding companies, as applicable, and their Subsidiaries collectively) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Except as otherwise disclosed in the Company SEC Reports or set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2006 through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, since December 31, 2006, neither the Company nor any of its Subsidiaries has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of December 31, 2006, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any stock appreciation rights or options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Company Stock Plans, (iii) changed any accounting methods, principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down or other labor disturbance.

3.9 Legal Proceedings.

(a) Except as disclosed on Section 3.9(a) of the Company Disclosure Schedule and for routine loan collection or foreclosure actions initiated by the Company or any of its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Company Disclosure Schedule and none of the routine loan collection or foreclosure actions initiated by the Company or any of its Subsidiaries in the ordinary course of business would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There is no Injunction, judgment or, to the Company’s knowledge, any regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries), imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) has duly and timely filed or will duly and timely file (including all applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are accurate and complete in all material respects; and (ii) has paid (or will timely pay) all Taxes shown on such Tax Returns to be due and payable by it and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, to the knowledge of the Company (1) the Company and its Subsidiaries are not currently the subject of an examination, audit or refund litigation by the Internal Revenue Service (“IRS”) or any state, local or foreign taxing jurisdiction; (2) there are no disputes pending, or claims asserted or to the knowledge of the Company, threatened, for Taxes or assessments upon the Company and its Subsidiaries for which the Company does not have reserves that are adequate under GAAP; (3) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries); (4) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (5) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); and (6) no closing agreement, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has in its respective files all Tax forms and information (including IRS Forms W-9 and W-8) that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Entity or other person. Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign (including without limitation, with respect to Parent, all Canadian) income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return (including information returns) or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11 Employee Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of the Company or any of its Subsidiaries entered into, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial report; (vi) the most recent determination letter or opinion letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan; and (ix) a list of each person who has options to purchase Company Common Stock or has units or other awards outstanding under any stock option or other equity-based plan, program or arrangement sponsored by the Company or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries have operated and administered each Company Benefit Plan in substantial compliance with all applicable laws and the terms of each such plan; (ii) each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred since the date of such determination or opinion letter or exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iii) each Company Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; (iv) there are no pending or, to the knowledge of the Company, threatened or anticipated claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof (other than routine claims for benefits); and (v) substantially all contributions, premiums and other payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates under applicable law and the terms of such Company Benefit Plan.

(d) Each Company Benefit Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA has complied in all material respects with such statutes. No Company Benefit Plan is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither the Company nor any of its Subsidiaries has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty Tax, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Company Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(e) Except as disclosed on Section 3.11(e) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code. There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. To the knowledge of the Company, substantially all contributions required to be made under each Company Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the financial statements of the Company and its Subsidiaries in accordance with GAAP.

(f) Except as disclosed on Section 3.11(f) of the Company Disclosure Schedule, to the knowledge of the Company, no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Company Benefit Plan or with respect to the Company or any of its Subsidiaries.

(g) Except as disclosed on Section 3.11(g) of the Company Disclosure Schedule, no payment made or to be made in respect of any employee or former employee of the Company or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened and neither the Company nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of the Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(i) Section 3.11(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of employment agreements, severance agreements, retention agreements and change-in-control agreements with each of the Company’s existing employees and directors, as well as severance agreements with former employees and former directors that are in pay status, copies of which have been made available to Buyer. Each of the employment agreements, severance agreements, retention agreements and change-in-control agreements set forth on Section 3.11(i) of the Company Disclosure Schedule is valid and binding and in full force and effect.

(j) Except as disclosed in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) provides or is obligated to provide health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under Section 601 et seq. of ERISA and Section 4980B of the Code.

(k) Except as disclosed in Section 3.11(k) of the Company Disclosure Schedule, to the knowledge of the Company, all Company Benefit Plans that contain “deferred compensation” (within the meaning of Section 409A of the Code) have been maintained and administered in good faith compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

3.12 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries. Other than as required or permitted by (and in conformity with) law, neither the Company nor any Company Subsidiary acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Since the effective date of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Section 3.12(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of the Company who have outstanding loans from the Company or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(c) The Company is in compliance with all applicable listing standards of the Nasdaq Global Select Market.

(d) To the Company’s knowledge, the lending activities of the Company’s Subsidiaries do not violate, to the extent applicable, the Guidelines contained in Appendix C to Part 30 of Title 12 of the Code of Federal Regulations. It is not the policy of the Company or its Subsidiaries to originate, own or service any Loan that is subject to the requirements of Section 226.32 of Title 12 of the Code of Federal Regulations, and to the Company’s knowledge, the Company’s Subsidiaries have not originated, owned or serviced, and do not currently own or service, any such Loans.

3.13 Certain Contracts.

(a) Except as disclosed on Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written contract, arrangement, commitment or understanding (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Parent, the Company, the Surviving Corporation, or any of their respective Subsidiaries to any director, officer or employee of the Company or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed before the date hereof, (iv) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or, to the knowledge of the Company, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) that is a stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract,” and the Company does not know of, and has not received written notice of, any material violation of any Company Contract by any of the other parties thereto.

(b)(i) Each Company Contract is valid and binding on the Company or, to the Company’s knowledge, its applicable Subsidiary, and is in full force and effect, (ii) the Company and, to the Company’s knowledge, each of its Subsidiaries, has in all material respects performed all obligations required to be performed by it to date under each Company Contract and (iii) except as set forth on Section 3.13(b) of the Company Disclosure Schedule, no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or, to the Company’s knowledge, any of its Subsidiaries, under any such Company Contract.

3.14 Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

(b) All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Governmental Entity and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries, enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that the Company believes are prudent and reasonable in the context of such businesses. Before the date hereof, the Company has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16 Loan Portfolio.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth, as of June 30, 2007 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and interest-bearing assets)

payable to the Company or its Subsidiaries (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by the Company as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import, together with the aggregate principal amount of such Loans and the amount of specific reserves with respect to all such Loans and (iv) each asset of the Company or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by the Company or its Subsidiaries, and all such Loans purchased by the Company or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and the Company or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

Except as disclosed on Section 3.16(b) of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 2006, neither the Company nor any of its Subsidiaries has incurred any unusual or extraordinary loan losses which are material to the Company and its Subsidiaries on a consolidated basis; to the Company’s knowledge and in light of their historical loan loss experiences and their managements’ analyses of the quality and performance of their loan portfolios, as of June 30, 2007, their reserves for loan losses are adequate to absorb potential loan losses determined on the basis of management of the Company and its Subsidiaries’ continuing review and evaluation of the loan portfolio and their judgment as to the impact of economic conditions on the portfolios.

3.17 Property. The Company or one of its Subsidiaries (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or any of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as currently used by the Company or its Subsidiaries or otherwise materially impair business operations at such properties, as currently conducted by the Company and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently used by the Company (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature encumbering the Company’s or one of its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and except as set forth on Section 3.17(b) of the Company Disclosure Schedule, is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Real Property. The Company and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by the Company or any of its Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property. To the Company’s knowledge, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries. Since December 31, 2005, neither the Company nor any of its Subsidiaries has received any written notice of any claim that is currently pending with respect to any Intellectual Property used by the Company or any of its Subsidiaries and, to the Company’s knowledge, no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Environmental Liability. To the Company’s knowledge, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that would reasonably be expected to result in, any liability or obligation of the Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20 Leases. Section 3.20 of the Company Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $100,000 to which the Company or any Subsidiary is a party and (b) a list of each parcel of real property leased by the Company or any Subsidiary together with the current annual rent (each, a “Property Lease”). Each of the personal property leases set forth in Section 3.20 of the Company Disclosure Schedule is in full force and effect. Additionally, each of the leases whereby the Company or any of its Subsidiaries leases real property as either a tenant or a subtenant set forth in Section 3.20 of the Company Disclosure Schedule (the “Leased Properties”) is in full force and effect. Each of the personal property leases set forth in Section 3.20 of the Company Disclosure Schedule is in full force and effect.

3.21 Securitizations. Except as provided in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement securitizing any of its assets.

3.22 Reorganization; Approvals. As of the date of this Agreement, the Company (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis without imposing a Materially Burdensome Regulatory Condition on any of the Company, Parent, Buyer or the Surviving Corporation.

3.23 Opinion. Before the execution of this Agreement, the Company Board has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Per Share Merger Consideration is fair to the stockholders of the Company from a financial point of view. Such opinion has not been withdrawn, amended, waived, modified or rescinded as of the date of this Agreement.

3.24 Company Information. The information relating to the Company or any of its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement or the Form F-4, or in any application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company or any of its

Subsidiaries and other portions within the reasonable control of the Company will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25 Insurance. The Company has made available to Buyer all of the insurance policies (other than policies insuring the lives of former and current employees and former and current directors), binders or bonds maintained by or for the benefit of the Company or its Subsidiaries (“Insurance Policies”). The Company and its Subsidiaries maintain insurance in such amounts, scope and coverage as the management of the Company reasonably has determined to be prudent in accordance with industry practices and as reasonably necessary for the operations of the Company and its Subsidiaries. All of the Insurance Policies are in full force and effect; and none of the Company or any of its Subsidiaries are in default thereunder. Section 3.25 of the Company Disclosure Schedule sets forth the annual premiums currently paid by the Company for all directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Parent and Buyer to the Company before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s or Buyer’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Parent or Buyer, and (iii) only with respect to each of the Parent and the Buyer, materiality shall be measured by taking the Parent and its Subsidiaries together as a whole), Parent and Buyer, jointly and severally, hereby represent and warrant to the Company as set forth on the Buyer Disclosure Schedule and as follows:

4.1 Corporate Organization.

(a) Parent validly exists as a Schedule I bank under the Bank Act (Canada). Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Each of Parent and Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Each of Parent and Buyer is duly registered as a bank holding company under the BHC Act and Parent is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Formation issued by the Office of the Superintendent of Financial Institutions (Canada) confirming Parent’s existence as a Schedule I bank under the Bank Act (Canada) (as amended, the “Parent Certificate of Formation”) and Bylaws of Parent (as amended, the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company. True, complete and correct copies of the Articles of Incorporation of Buyer, as amended (the “Buyer Articles”), and Bylaws of Buyer (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

(c) Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock without nominal or par value, of which, as of July 31, 2007 (the “Parent Capitalization Date”), 1,275,771,149 shares were issued and outstanding, and an unlimited number of First and Second Preferred Shares without nominal or par value; with the aggregate consideration for which all the First and Second Preferred Shares that may be issued may not exceed C$20 billion and C$5 billion, respectively (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, 94,000,000 shares were issued and outstanding with a face value of C$2,350,000,000. As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for 21,513,406 shares of Parent Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent and Buyer are owned by Parent or Buyer, as applicable, directly or indirectly, free and clear of any Liens, other than Liens that are not material, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

4.3 Authority; No Violation.

(a) Each of Parent and Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Parent and Buyer (by the unanimous vote of all directors present) and no other corporate proceedings on the part of either Parent or Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by each of Parent and Buyer, nor the consummation by each of Parent and Buyer of the transactions contemplated hereby, nor compliance by each of Parent and Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate of Formation, the Parent Bylaws, the Buyer Articles or the Buyer Bylaws as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Parent or Buyer, or any of their respective Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Buyer or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Buyer or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, the Office of the Commissioner of Banks of the State of North Carolina, the Alabama Banking Department, the Florida Office of Financial Regulation, the Georgia Department of Banking and Finance and the Office of the Superintendent of Financial Institutions (Canada) under the Bank Act (Canada) and approval of such applications and notices, (b) the

Other Regulatory Approvals, (c) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form F-4, (d) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the Parent Stock Exchanges or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the Parent Stock Exchanges, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by each of Parent and Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by each of Parent and Buyer of this Agreement.

4.5 Reports; Regulatory Matters.

(a) Parent, Buyer and each of their respective Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since November 1, 2005 with the applicable Governmental Entity, and all other reports and statements required to be filed by them since November 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Parent, Buyer and their respective Subsidiaries, no Governmental Entity has initiated since November 1, 2005 or has pending any material proceeding, enforcement action or, to the knowledge of Parent or Buyer, material investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since November 1, 2005, no Governmental Entity has resolved any material proceeding, enforcement action or, to the knowledge of Parent or Buyer, material investigation into the business, disclosures or operations of Parent, Buyer or any of their respective Subsidiaries. There is no unresolved material violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent, Buyer or any of their respective Subsidiaries. Since November 1, 2005, there has been no formal or informal material inquiries by, or disagreements or material disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Parent, Buyer or any of their respective Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of business of Parent, Buyer and their respective Subsidiaries).

(b) Except as disclosed in the Parent SEC Reports, neither Parent, Buyer, nor any of their respective Subsidiaries is subject to any material cease-and-desist or other order or enforcement action issued by, or is a party to any material written agreement, consent agreement or memorandum of understanding with, or is a party to any material commitment letter or similar undertaking to, or is subject to any material order or directive by, or has been since November 1, 2005 a recipient of any material supervisory letter from, or has been ordered to pay any material civil money penalty by, or since November 1, 2005 has adopted any material policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to banks or bank holding companies, as applicable, or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent, Buyer or any of their respective Subsidiaries been advised since November 1, 2005 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to the Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since November 1, 2005 and before the date of this Agreement (the “Parent SEC Reports”) and (ii) communication mailed by Parent to its stockholders since November 1, 2005 and before the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with Canadian GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with Canadian GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has served as independent registered public accountant for Parent for all periods covered in the Parent SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent, Buyer nor any of their respective Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Third Quarter 2007 Earnings Release as filed with the SEC on Form 6-K for the quarterly period ended July 31, 2007 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2007 or in connection with this Agreement and the transactions contemplated hereby.

4.7 Broker’s Fees. Neither Parent, Buyer nor any of their respective Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8 Absence of Certain Changes or Events.

(a) Since October 31, 2006 no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Parent.

(b) Since October 31, 2006 through and including the date of this Agreement, Parent, Buyer and their respective Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Legal Proceedings.

(a) Except as disclosed in the Parent SEC Reports or in Section 4.9 of the Buyer Disclosure Schedule, none of Parent, Buyer or any of their respective Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Buyer or any of their respective Subsidiaries.

(b) There is no material injunction, judgment or, to Parent’s knowledge, any material regulatory restriction (other than those of general application that apply to similarly situated banks or bank holding companies, as applicable, or their Subsidiaries) imposed upon Parent, Buyer any of their respective Subsidiaries or the assets of Parent, Buyer or any of their respective Subsidiaries.

4.10 Tax and Taxes; Certain Treasury Regulation Requirements. Each of Parent, Buyer and their respective Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as disclosed in the Parent SEC Reports or in Section 4.10 of the Buyer Disclosure Schedule, there are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent, Buyer or any of their respective Subsidiaries for which Parent or Buyer does not have reserves that are adequate under Canadian GAAP or U.S. GAAP, respectively. Parent satisfies and has satisfied all the requirements of the “active trade or business test” under Treasury Regulation §1.367(a)-3(c)(3) up to and through the Effective Time. There are no facts known to Parent, Buyer or any of their respective Subsidiaries which, individually or in the aggregate, could compromise, impair or prevent the application of the conditions contained in clauses (i), (ii) or (iv) of Treasury Regulation §1.367(a)-3(c)(1). Neither Parent nor Buyer is a “passive foreign investment company” within the meaning of Section 1297 of the Code. Parent is not a “controlled foreign corporation” within the meaning of Section 957 of the Code.

4.11 Compliance with Applicable Law.

(a) Parent, Buyer and each of their respective Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Parent, Buyer or any of their respective Subsidiaries.

(b) Since the effective date of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Parent Stock Exchanges.

4.12 Reorganization; Approvals. As of the date of this Agreement, neither Parent nor Buyer (a) is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (b) knows of any reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13 Aggregate Cash Consideration. Both on the date of this Agreement and on the Closing Date, Parent or one of its Subsidiaries has and will have available to it sufficient funds to deliver the aggregate Per Share Cash Consideration.

4.14 Parent and Buyer Information. The information relating to each of Parent and Buyer and their respective Subsidiaries that is provided by each of the Parent, Buyer or their representatives for inclusion in the Proxy Statement and the Form F-4, or in any application, notification or other document filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to each of Parent and Buyer and other portions within the reasonable control of each of Parent and Buyer will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form F-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of the Company’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to:

(a) conduct its business in the ordinary course and in all material respects, consistent with past practice;

(b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, retain the services of its key officers and key employees, and maintain existing relations with any federal or state bank regulatory authority; and

(c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of the Company, Buyer or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, issuances of brokered certificates of deposit, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding taxes incurred by any option holder in connection with the exercise of stock options or the vesting of restricted shares or settlement of other equity-based awards in respect of Company Common Stock granted under a Company Stock Plan, in each case in accordance with past practice and the terms of the applicable Company Stock Plan and related award agreements, (C) open-market purchases pursuant to the Alabama National BanCorporation Employee Capital Accumulation Plan (the “Company 401(k) Plan”), (D) open-market purchases pursuant to the Company Dividend Reinvestment Plan, and (E) subject to Section 6.12, normal and customary quarterly cash dividends on Company Common Stock paid in such amounts and at such times as the Company has historically done on the Company Common Stock and which shall not exceed $0.41 per share or be paid more frequently than once per calendar quarter);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Company Stock Plan that are outstanding as of the date of this Agreement;

(c) except as required by applicable law (including without limitation pursuant to Section 409A of the Code and the Treasury regulations thereunder) or the terms of any Company Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of the Company, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation or incentive compensation opportunities of any employee of the Company or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of the Company or any of its Subsidiaries or (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend any Company Benefit Plan; provided, however that the Company may enter into retention arrangements with a limited number of key employees whose retention is deemed reasonably necessary by the Company to facilitate the consummation of the transactions contemplated hereby (which arrangements shall not extend past the Effective Time without Buyer’s consent);

(d) except for sales of Other Real Estate Owned or those properties set forth on Section 5.2(d) of the Company Disclosure Schedule at market prices in arm’s-length transactions with unrelated parties, sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement set forth on Section 5.2(d) of the Company Disclosure Schedule;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk or asset liability management or other banking, operating or servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) make any investment either by purchase of stock or equity securities, contributions to capital, material property transfers or purchase of any material other property or assets of any other person;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend the Company Articles or Company Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) commence or settle any claim, action or proceeding where the amount in dispute is in excess of $250,000 or subjecting the Company or any of its Subsidiaries to any material restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);

(k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any change in its tax accounting or financial accounting principles or implement or adopt any material change in its tax accounting or financial accounting practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $250,000;

(n) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of any Company Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(o) take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby;

(p) other than with respect to offers of employment outstanding on the date of this Agreement, hire any new employee or fire any current employee whose annual compensation will be or was in excess of $150,000;

(q) (1) make any Loan other than in the ordinary course of business consistent with lending policies, including normal exceptions thereto, as in effect on the date hereof; (2) except pursuant to any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which the Company or any Company Subsidiary is a party or by which any of them is bound or to which any of their properties is subject, existing on the date hereof, make any Loan in excess of $15,000,000; (3) make forward rate commitments (that is, commitments for a period in excess of six months) with respect to the interest rate on any Loan; or (4) make any Loan (other than a residential real estate mortgage loan) with a term greater than ten years, and in no event will the interest rate on any such Loan be set for more than five years; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent and Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of the Company during the period from the date of this Agreement to the Effective Time, Parent and Buyer shall not, and shall not permit any of their respective Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate of Formation, the Parent Bylaws, the Buyer Articles or the Buyer Bylaws in a manner that would adversely effect, the stockholders of the Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) knowingly take any action that would reasonably be expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Loan Review. Consistent with GAAP and so long as and to the extent not inconsistent with applicable laws, the Company agrees that on or before the Effective Time based on a review of the Company’s loan losses, current classified assets and commercial, multi-family and residential mortgage loans and investment portfolio, the Company will work with Buyer in good faith with the goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with the guidelines used within the Buyer system, provided that no adjustment to general valuation allowances or reserves shall be made until immediately prior to the Effective Time and all conditions precedent to the obligations of the parties hereto have either been satisfied or waived as confirmed by such parties in writing. Buyer shall provide such assistance and direction to the Company as is necessary in conforming to such policies, practices, procedures and asset dispositions which are mutually agreeable between the date of this Agreement until the Effective Time. No actions taken by the Company at the request of Buyer pursuant to this Section 5.4 shall constitute a Material Adverse Effect or shall be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Buyer, Parent and the Company shall promptly prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as a prospectus. Each of Buyer, Parent and the Company shall use its commercially reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Each of Parent and Buyer shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Company, Parent and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the others on, in each case subject to this Agreement and to applicable laws relating to the confidentiality of information, all the information relating to the Company, Parent or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer or Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to the Company) on either Buyer, Parent or the Company (a “Materially Burdensome Regulatory Condition”).

(c) Each of Buyer, Parent and the Company shall, upon request, furnish to the other parties all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form F-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Buyer, Parent and the Company shall promptly advise the other parties upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Buyer Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of the Company and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by the Company, including without limitation information concerning Buyer that is reasonably related to the prospective value of Parent Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither the Company nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from another party (other than disclosure to that party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving party or its agents and representatives by a third party that, to the knowledge of the receiving party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving party, (iv) the receiving party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving party shall advise the other party before making the disclosure) or (v) the receiving party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving party shall advise the other party before making the disclosure).

(c) All information and materials provided by the Company pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Keefe, Bruyette & Woods, Inc. on behalf of the Company dated August 21, 2007 (the “Confidentiality Agreement”). Notwithstanding the Confidentiality Agreement or this Section 6.2, the obligations of confidentiality contained herein and therein shall not apply to the tax structure or the tax treatment of the Merger, and each party (and their respective Representatives) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Merger and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

6.3 Stockholder Approval.

(a) Unless this Agreement has been terminated pursuant to Section 8.1, the Company, acting through the Company Board in accordance with the Company Articles and Company Bylaws and applicable law, shall take all action necessary to convene a meeting of its stockholders (the “Company Stockholder Meeting”) to be held as soon as reasonably practicable after the declaration of effectiveness of the Form F-4, for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger, on substantially the terms and conditions set forth in this Agreement. Subject to Section 6.10 hereof, the Company Board shall use its commercially reasonable efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to Section 8.1, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting. The Company Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to the Company’s stockholders for their consideration.

(b) Each of Parent, Buyer and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Parent, the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4 Affiliates. The Company shall use its commercially reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Buyer, as soon as practicable after the date of this Agreement, and before the date of the Company Stockholder Meeting, a written agreement in the form of Exhibit A.

6.5 Market Listing. Buyer and Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Parent Stock Exchanges, subject to official notice of issuance, before the Effective Time.

6.6 Employee Matters.

(a) For at least the twelve-month period following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, provide those individuals actively employed by, or on an authorized leave of absence from, the Company or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and employee benefits and annual bonus opportunities provided to such Covered Employees under the Company Benefit Plans as in effect immediately before the Effective Time; notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Company Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.6, (iii) limit the right of Parent or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Parent or any of its Subsidiaries to provide any such Covered Employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, other than as required by applicable law or pro-rata incentive plan payouts, (iv) obligate the Company, Parent or any of their respective Subsidiaries to (A) maintain any particular Company Benefit Plan or (B) retain the employment of any particular employee; or (v) limit or impair the rights of any Covered Employee under any employment, severance or change-in-control agreement. Buyer will offer or provide to any Covered Employee retained by Buyer or any affiliate of Buyer participation in employee benefit plans and arrangements available for similarly situated employees of Buyer or its affiliates.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Buyer or any of its Subsidiaries, Buyer shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility and vesting and benefit accrual (except for benefit accrual under defined benefit pension plans) under such employee benefit plan of Buyer or any of its Subsidiaries; provided that such recognition of service shall not operate to duplicate any benefits with respect to the Covered Employee; and (ii) with respect to any health, dental or vision plan of Buyer or any of its Subsidiaries in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee and (y) recognize any medical or other health expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Buyer or any of its Subsidiaries.

(c) If a Covered Employee who does not have an employment, change-in-control or severance agreement with the Company (i) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position as the result of an organizational or business restructuring, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business, or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee must work at a location more than thirty (30) miles from his or her former location of employment or that such Covered Employee’s base salary will be materially decreased, in any case and in both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments and benefits in an amount and form as generally described in Section 6.6(c) of the Company Disclosure Schedule; and provided further, that such Covered Employee whose employment terminates in accordance with (i) or (ii) above shall also be entitled to receive payment of COBRA premium costs for the continuation of group medical insurance benefit coverage for the Covered Employee and his or her eligible dependents for a period equal to the total number of weeks of base salary/wages available to such Covered Employee as severance pay. The Company and its Subsidiaries shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

(d) From and after the Effective Time, Buyer shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof with the prior written consent of Buyer, each employment agreement, severance agreement, retention agreement and change-in-control agreement listed on Section 3.11(i) of the Company Disclosure Schedule (unless otherwise agreed by Buyer and the applicable counterparty to such agreement) and the obligations of the Company or any of its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement to which the Company or one of its Subsidiaries is a party or sponsor.

(e) One business day before the Effective Time, to the extent permitted by applicable law and the terms of the applicable plan, the Company and its Subsidiaries shall cause the Company 401(k) Plan and any other 401(k) plans maintained by a Company Subsidiary to be terminated.

(f) With respect to those employee benefit plans and agreements covering Covered Employees that may be or become subject to Section 409A of the Code from and after the Effective Time, the Company shall make reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate (including communication of such actions with Buyer, upon the written request of Buyer) to prevent excise Tax and other Tax penalties under Section 409A of the Code from applying to payments or benefits under such plans or agreements, provided that such efforts shall not result in any additional cost to Parent, Buyer, the Surviving Corporation or any of their Subsidiaries. This Section 6.6(f) shall be deemed satisfied to the extent that the Company or its Subsidiaries provide a timely, written notice to Covered Employees of such employees’ need to consult with their counsel regarding Section 409A compliance and their need to amend such arrangements (with the Company’s consent) in compliance with Section 409A of the Code.

(g) Prior to Closing, Parent and Buyer shall establish, or cause to be established, a post-Closing bonus plan (the “Surviving Corporation Bonus Plan”) for certain Company Subsidiary employees, with the participants, amounts and timing of such payments to be specified by the Company, subject to Buyer’s reasonable written consent, provided that an aggregate of up to $4,000,000 shall be payable under such Surviving Corporation Bonus Plan following the Effective Time in accordance with the terms and conditions of the Surviving Corporation Bonus Plan.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties, prior to the Effective Time, shall cooperate and use their best efforts to defend against and respond thereto, and Buyer, following the Effective Time, shall use its best efforts to defend and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 6.7 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses (including without limitation attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, whether pertaining to a matter existing or occurring, or an act or omission occurring, at or before the Effective Time, and whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer.

(c) Buyer shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately before the Effective Time to continue to be covered for a period of at least six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company immediately prior to the Effective Time (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring at or before the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 300% of the annual premiums currently paid by the Company (which current amount is set forth on Section 6.7 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable at law and/or in equity (by injunction, specific performance or otherwise) by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s and Buyer’s sole expense, take all such reasonably necessary action as may be reasonably requested by Parent or Buyer.

6.9 Advice of Changes. Each of Parent and Buyer on the one hand and the Company on the other shall promptly advise the other parties of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement;

provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 No Solicitation.

(a) None of the Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, assumption of liabilities, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Company Board and its representatives may, before the approval of this Agreement by the Company’s stockholders, and subject to compliance with the other terms of this Section 6.10, (A) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Alternative Proposal that did not result from a breach of this Agreement providing for the acquisition of more than 50% of the assets (on a consolidated basis) or more than 50% of the Company Common Stock if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined in Section 6.2) (and promptly discloses (and, if applicable, provides copies of) any such information to Buyer to the extent not previously provided to such party); (B) engage or participate in any discussions or negotiations with any person who has made such an Alternative Proposal; or (C) approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Alternative Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of such Alternative Proposal and the terms of this Agreement, would cause the Company Board to violate its fiduciary duties (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Alternative Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal is a Superior Proposal. Nothing contained in this Section 6.10(a) shall restrict or prohibit any disclosure by the Company that is required in any document to be filed with the SEC after the date of this Agreement or any disclosure that, after consultation with outside legal counsel, the Company Board determines in good faith is otherwise required under applicable law.

As used in this Agreement, “Alternative Transaction” means any of (w) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Company Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (x) a merger, share exchange, consolidation or other business combination involving the Company (other than the Merger), (y) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company’s Subsidiaries) of the Company, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately before such transaction, or (z) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of the Company immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately before the consummation thereof.

(b) The Company shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any person that informs the Company Board or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. The Company shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. The Company shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a).

(c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Buyer) conducted heretofore with respect to any of the foregoing, and shall use commercially reasonable efforts to cause all persons other than Parent and Buyer who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months before the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal.

(d) Notwithstanding anything in this Section 6.10 to the contrary, if the Company receives an Alternative Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Buyer, including pursuant to clause (ii) below, the Company Board may, at any time prior to obtaining the requisite stockholder approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would violate the fiduciary duties of the Company Board to the stockholders of the Company under applicable law, (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Buyer, the Company Board’s recommendation of this Agreement and the Merger (a “Change of Recommendation”), (y) recommend such Superior Proposal, and/or (z) terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company Board may not withdraw, modify or amend its recommendation in a manner adverse to Buyer pursuant to the foregoing clause (x), recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 6.10, (B) with respect to clause (z) above, the Company pays the Termination Fee pursuant to Section 8.3(b), and (C): (i) the Company shall have provided prior written notice to Buyer of its intention to take any action contemplated in this Section 6.10(d) with respect to a Superior Proposal at least four Nasdaq Global Select Market trading days in advance of taking such action (the “Notice Period”), which notice shall set forth the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then-current form of each definitive agreement with respect to such Superior Proposal; and (ii) prior to effecting such Change of Recommendation, approving or recommending such Superior Proposal, or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Buyer the opportunity to submit an amended written proposal or to make a new written proposal to the Company Board during the Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Buyer (to the extent Buyer so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, the Company shall deliver a new written notice to Buyer and comply with the requirements of this Section 6.10(d), and the Notice Period shall recommence. As used herein, the term “Superior Proposal” means any un-solicited bona fide Alternative Proposal made in writing involving more than 50% of the assets (on a consolidated basis) or more than 50% of the Company Common Stock that (A) is on terms that the Company Board has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Buyer after Buyer’s receipt of notice under this Section 6.10(d), and (B) which the Company Board has determined in good faith

(after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated in accordance with its terms (if accepted). The foregoing determinations shall be made after consultation with the Company’s financial advisor and outside counsel after taking into account all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

(e) The Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 6.10 by the Company.

(f) Nothing contained in this Section 6.10 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11 Commercially Reasonable Efforts; Cooperation. Each of the Company, Parent and Buyer agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement and to consummate the transactions contemplated hereby as promptly as possible.

6.12 Dividends. After the date of this Agreement, the Company shall coordinate with Parent the declaration of any dividends in respect of Company Common Stock and the record date and payment date relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.13 Takeover Laws and Provisions. No party hereto shall knowingly take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the applicability or validity of, any purportedly applicable Takeover Law, as now or hereafter in effect. No party hereto shall knowingly take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.14 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person under the Company Articles or Company Bylaws, except as disclosed in the Company Disclosure Schedule or contemplated by this Agreement.

6.15 Change in Method. Parent may at any time change the method of effecting the combination if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Company’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) impede or delay consummation of the transactions contemplated by this Agreement, and in the case Parent proposes a change of the type referred to in clause (i), (ii) or (iii), the Company may withhold its consent in its sole discretion.

6.16 Assumption of Trust Preferred Obligations. Set forth on Section 6.16 of the Company Disclosure Schedule are (i) a list of those certain agreements or declarations of trust (the “Trust Agreements”) by and between the Company and the trustees identified therein (the “Trustees”), pursuant to which the Trusts created thereby or identified therein (the “Trusts”) have issued certain capital securities (the “Trust Preferred Securities”), (ii) the respective Indentures by and between the Company and the Trustees (the “Indentures”) pursuant to which the Company has issued, and the Trusts hold $47,421,000 in principal amount of Debentures (“Debentures”), and (iii) the respective Guarantee Agreements by and between the Company and the Trustees (the “Guarantee Agreements”) pursuant to which the Company has issued certain guarantees (the “Guarantees”) related to the Trust Preferred Securities. Subject to the provisions of this Agreement, Parent or one of its Subsidiaries shall upon the Effective Time expressly assume all of the Company’s obligations under the Indentures and the Guarantees (including without limitation being substituted for the Company) and execute any and all documents, instruments and agreements, including any supplemental indentures, required by the Indentures, the Trust Agreements, the Guarantee Agreements, the Debentures, the Guarantees or the Trust Preferred Securities and thereafter shall perform all of the Company’s obligations with respect to the Debentures, the Guarantees and the Trust Preferred Securities. The Company shall use commercially reasonable efforts to obtain the consents of the Trustees to any supplemental indentures or other documents, instruments or agreements and to take such other actions as are required to evidence such assumption by Parent or such Parent Subsidiary, and Parent shall cooperate in good faith with such efforts.

6.17 Certain Tax Matters. Each of the Company, Parent and Buyer (i) shall cooperate before and, solely with respect to Parent and Buyer, after, the Effective Time to assure, to the extent feasible, compliance with Treasury Regulations §1.367(a)-(3)(c) (including without limitation, the preparation of all necessary documentation to enable the Company to meet the reporting requirements of Treasury Regulations §1.367(a)-(3)(c)(6)), (ii) undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action that is reasonably likely to cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes, and (iii) for purposes of the tax opinions described in Sections 7.2(c) and 7.3(c), shall provide one or more representation letters to counsel in form and substance reasonably satisfactory to Buyer, the Company and such counsel.

6.18 SEC Reporting Obligations. Between the date of this Agreement and the earlier of the Closing Date and the date that this Agreement is terminated pursuant to Article VIII, each of the Company and Parent shall timely file with or furnish to, as applicable, the SEC any and all reports, registration statements, prospectuses and proxy statements that are required to be filed with or furnished to, as applicable, the SEC under the Securities Act or the Exchange Act (the “Interim SEC Reports”), and no such SEC Reports shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Interim SEC Reports shall comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Stockholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon.

(b) Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the Parent Stock Exchanges, subject to official notices of issuance.

(c) Form F-4. The Form F-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Buyer and Parent. The obligation of Buyer and Parent to effect the Merger is also subject to the satisfaction, or waiver by Buyer and Parent, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Federal Tax Opinion. Buyer and Parent shall have received the opinion of their counsel, Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Buyer and Parent dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of the Company, Buyer and Parent.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Buyer Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) Employment Agreements. The employment agreements of each individual set forth on Annex A shall be in full force and effect and shall not have been amended and, in each case, such individual shall remain employed by the Company or its Subsidiaries, and shall not have committed an act or omission that would permit their termination for “cause” thereunder; provided that this condition shall not be deemed unsatisfied as a result of death or disability.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or before the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and the Company shall have received a certificate from each of Buyer and Parent (i) signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer and (ii) signed on behalf of Parent by the appropriate senior executive officers of Parent, to the foregoing effect.

(b) Performance of Obligations of Buyer and Parent. Each of Buyer and Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate from each of Buyer and Parent (i) signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer and (ii) signed on behalf of Parent by the appropriate senior executive officers of Parent, to the foregoing effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Maynard, Cooper & Gale, P.C., in form and substance reasonably satisfactory to the Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of fractional share interests in Parent Common Stock, no gain or loss will be recognized by any of the holders of Company Common Stock in the Merger. Such opinion may note that any persons who as a result of the consummation of the Merger become “5% stockholders” of Parent at the Effective Time will qualify for such nonrecognition only if they enter into a “gain recognition agreement” under regulations promulgated under Section 367 of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company, Parent and Buyer.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Buyer:

(a) Mutual Consent. By mutual consent of the Company and Buyer in a written instrument, if the board of directors of each of the Company and Buyer so determines by a vote of the majority of the members of its entire board of directors;

(b) No Regulatory Approval. By either the Company or Buyer, if any Governmental Entity that must grant a Buyer Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) Delay. By either the Company or Buyer, if the Merger shall not have been consummated on or before the date which is 270 days after the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) Material Breach of Representation, Warranty or Covenant. By either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Buyer, or Buyer or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period, it being understood that in no event shall such period extend beyond that set forth in Section 8.1(c);

(e) Failure to Recommend. By Buyer, if the Company Board shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Company Board of this Agreement and/or the Merger to the Company’s stockholders, (B) taken any public action or made any public statement in connection with the meeting of the Company’s stockholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or

(f) Failure to Obtain Stockholder Vote. By either the Company or Buyer, if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the adoption of the Merger and this Agreement by the requisite stockholder vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof); or

(g) Superior Proposal. By the Company, at any time prior to receipt of the requisite stockholder vote, in accordance with, and subject to the terms and conditions of, Section 6.10(d).

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. If either the Company or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) none of the Company, Buyer or Parent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by the Company and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, the Company shall pay to Buyer a termination fee in the amount of $60,000,000 (the “Termination Fee”) in immediately available federal funds if:

(i) (A) Buyer terminates this Agreement pursuant to Section 8.1(d) or 8.1(e), or either Buyer or the Company terminates this Agreement pursuant to Section 8.1(f), and

(B) (1) before such termination, an Alternative Transaction with respect to the Company was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) the Company shall have entered into a definitive written agreement relating to an Alternative Transaction or (y) an Alternative Transaction shall have been consummated; or

(ii) the Company terminates this Agreement pursuant to Section 8.1(g); or

(iii) after receiving an Alternative Proposal, (A) the Company Board does not take action to convene the Company Stockholders Meeting and/or recommend that the Company’s stockholders adopt this Agreement and (B) within twelve months after such receipt, (1) the Company shall have entered into a definitive written agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated.

Any Termination Fee that becomes payable pursuant to this Section 8.3(b) shall be promptly paid, within two business days after such amount is owed to Buyer hereunder, by wire transfer of immediately available funds to one or more account(s) specified by Buyer in writing. Notwithstanding the foregoing, Buyer shall not be entitled to the Termination Fee pursuant to this Section 8.3(b) if (i) this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(d).

(c) Upon payment of the Termination Fee, the Company shall have no further liability to Buyer or Parent at law or in equity with respect to such termination, or with respect to the Company Board’s failure to recommend that the Company’s stockholders adopt this Agreement.

(d) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Buyer nor Parent would enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against the Company for the amount payable to Buyer pursuant to this Section 8.3, the Company shall pay to Buyer its reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable federal funds rate.

8.4 Amendment. This Agreement may, to the extent legally allowed, be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, if such alteration or change would adversely affect the holders of any security of the Company, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation if such alteration or change would adversely affect the holders of any securities of the Company, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of the Company, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time before the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Standard. No representation or warranty of the Company contained in Article III or of Parent or Buyer contained in Article IV or in their respective Disclosure Schedules shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent or Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (y) Sections 3.2(a), 3.2(b), 3.3(a) and 3.3(b)(i) with respect to the Company and Sections 4.2(a), 4.2(b), 4.3(a), 4.3(b)(i) with respect to Buyer and Parent, shall be deemed untrue and incorrect if not true and correct except to a de minimus extent (relative to Sections 3.2(a) and 3.2(b) or 4.2(a) and 4.2(b), as applicable, taken as a whole) and (z) Sections 3.7 and 3.8(a) in the case of the Company, and Sections 4.7 and 4.8(a) in the case of each of the Parent and Buyer, as applicable, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama 35203
Attention: John H. Holcomb, III
Facsimile: (205) 583-3275

with a copy to:

Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203-2618
Attention: Mark L. Drew, Esq.
Facsimile: (205) 254-1999

and

(b) if to Buyer, to:

RBC Centura Banks, Inc.
3201 Beechleaf Court
7th Floor
Raleigh, North Carolina 27604
Attention: Gerald Hurst, Esq.
Facsimile: (919) 788-6058

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Donald J. Toumey
Facsimile: (212) 558-3588

(c) If to Parent, to:

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada M5J 2J5
Attention: General Counsel
Facsimile: (416) 974-3861

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Donald J. Toumey
Facsimile: (212) 558-3588

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement; No Other Representations. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement. Buyer acknowledges and agrees that the Company shall be deemed not to have made, and Buyer is not entitled to reply upon, any representations or warranties other than those contained in this Agreement.

9.8 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles.

9.9 Publicity. Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by the Company, or the Company, in the case of a proposed announcement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq Global Select Market, the Toronto Stock Exchange or the NYSE, as the case may be.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Parent and Buyer have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RBC CENTURA BANKS, INC.

By:	/s/ Scott M. Custer
Name:	Scott M. Custer
Title:	Chairman and Chief Executive Officer

ROYAL BANK OF CANADA

By:	/s/ Barbara G. Stymiest
Name:	Barbara G. Stymiest
Title:	Chief Operating Officer

By:	/s/ Peter Armenio
Name:	Peter Armenio
Title:	Group Head, U.S. and International

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb, III
Name:	John H. Holcomb, III
Title:	Chief Executive Officer

Signature Page to Merger Agreement

Exhibit A

Form of Affiliate Letter

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza

Toronto, Ontario

Canada M5J 2J5

RBC Centura Banks, Inc.

3201 Beechleaf Court

Raleigh, North Carolina 27604

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Alabama National BanCorporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of September 5, 2007 (the “Merger Agreement”), by and between the Company, RBC Centura Banks, Inc., a North Carolina Corporation (“Buyer”), and Royal Bank of Canada, a Canadian Chartered Bank (“Parent”), shall be merged with and into Buyer (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Buyer that if I receive any Parent Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

(c) I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company I may be deemed to have been an affiliate of the Company and the distribution by me of Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that neither Buyer nor Parent is under any obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to Buyer’s transfer agents with respect to Parent Common Stock and that there will be placed on the certificates for Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under that act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

(g) It is understood and agreed that at my request the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Parent’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Time and the provisions of such Rule are then available to me; or (C) I shall have delivered to Parent (1) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, or other evidence reasonably satisfactory to Parent, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (2) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect (1) if the Merger Agreement is terminated in accordance with its terms or (2) in the event that Rule 145 promulgated by the Commission under the Act is amended by the Commission, effective prior to a sale, transfer or other disposition of Parent Common Stock by the undersigned, substantially as proposed in Commission Release No. 33-8813.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this      day of

                    , 2007

RBC Centura Banks, Inc.

By:
Name:
Title:

Royal Bank of Canada

By:
Name:
Title:

Royal Bank of Canada

By:
Name:
Title:

Annex A

John H. Holcomb, III

Richard Murray, IV

William E. Matthews, V

Dan M. David

James R. Thompson, III

John R. Bragg

Robert B. Aland